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                                                                    Exhibit 12.1

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                           AND PREFERRED DIVIDENDS
                            (Amounts in Thousands)

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
                                                                                         Year Ended December 31,
                                                                      -------------------------------------------------------------
                                                                        1999         2000         2001         2002         2003
                                                                      ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations                              $  84,945    $  99,085    $  89,606    $ 100,425    $ 241,155
                                                                      =========    =========    =========    =========    =========

Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                              $  80,131    $  93,948    $  93,285    $  85,393    $ 101,156
Ground Rent 33%                                                       $     176    $     244    $     234    $     252    $     398
Preferred Dividends                                                   $  32,419    $  42,563    $  46,343    $  50,940    $  53,441
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                   $    --      $    --      $    --      $    --      $    --
                                                                      ---------    ---------    ---------    ---------    ---------

                                Total fixed charges                   $ 112,726    $ 136,755    $ 139,862    $ 136,585    $ 154,995
                                                                      ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period                                ($ 13,400)   ($ 18,200)   ($ 12,927)   ($  9,157)   ($ 11,478)
Preferred Dividends                                                   ($ 32,419)   ($ 42,563)   ($ 46,343)   ($ 50,940)   ($ 53,441)
Amortization of capitalized interest during the period                $   1,272    $   1,879    $   2,310    $   2,616    $   2,999
Majority-owned subsidiary adjustments                                 $  11,809    $  19,593    $  21,502    $  21,570    $   5,365
Equity Company Adjustments                                            ($ 24,713)   ($ 23,296)   ($ 18,560)   ($ 32,769)   ($ 52,917)
Equity Company Adjustments Distributed Income                         $  24,713    $  23,296    $  18,560    $  32,769    $  52,917
                                                                      ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed charges                        $ 164,933    $ 196,549    $ 194,010    $ 201,099    $ 339,595
                                                                      =========    =========    =========    =========    =========

Ratio of earnings to combined fixed charges and preferred dividends        1.46         1.44         1.39         1.47         2.19
                                                                      =========    =========    =========    =========    =========
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